Exhibit 99.7
                      HUNGARIAN TELEPHONE AND CABLE CORP.


                          HUNGARIAN TELEPHONE AND CABLE
                      FINALIZES AGREEMENT WITH TELE DANMARK

STAMFORD, Conn., July 8, 1997 - Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that it has concluded the agreement with Tele Danmark A/S pursuant to which Tele Danmark will exchange its 20 percent interest in each of two of the Company's Hungarian operating subsidiaries, valued at $5.3 million, for 420,908 shares of HTC common stock.

         As was previously announced by the Company, the parties' valuation indicates a $12.57 per share value for the HTC common shares to be issued. The 420,908 shares constitutes 9.1 percent of the presently outstanding shares of the Company.

         Under the agreement, Tele Danmark is granted the preemptive right to maintain its equity ownership percentage, which is currently 9.7 percent of the outstanding shares of HTC. In addition, the Company has agreed to nominate a representative of Tele Danmark to HTC's board of directors. The agreement also provides for HTC to consider possible equity financing to be provided by Tele Danmark for any potential future acquisitions.

         Tele Danmark is the Danish public telephone operator whose shares trade on the Copenhagen Stock Exchange as well as the New York Stock Exchange. In addition to its interest in HTC, Tele Danmark is involved in the Hungarian telecommunications market through its 23.2 percent ownership in Pannon GSM Rt., a provider of cellular telephone service in Hungary with 158,000 subscribers at year end 1996.

         Hungarian Telephone and Cable Corp. is a rapidly growing provider of basic telephone services in five defined operating regions of the Republic of Hungary. The Company operates through four Hungarian subsidiaries which have been granted 25-year telecommunications concessions by the Hungarian government.

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